Contacts:
Cris Larson PDL BioPharma, Inc. 775-832-8505 Cris.Larson@pdl.com	Jennifer Williams Cook Williams Communications, Inc. 360-668-3701 jennifer@cwcomm.org

PDL BioPharma Announces Decisions on Summary Judgment
in its Litigation with MedImmune

INCLINE VILLAGE, NV, January 10, 2011 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today announced that on January 7, 2011, the United States District Court for the Northern District of California issued a summary judgment order deciding certain issues favorably and other issues adversely to PDL in its litigation with MedImmune.  PDL disagrees with certain aspects of the court’s decisions which are adverse to the Company and is evaluating its legal options, including appeal of these decisions.  The sole patent claim at issue in the MedImmune litigation does not cover the products currently marketed by Genentech/Roche.

Specifically, the court ruled that:

1)  The sole patent claim that PDL has asserted in the litigation as the basis on which MedImmune’s product Synagis® infringes PDL’s patent rights, Claim 28 of Queen et al., United States Patent No. 6,180,370, is invalid as anticipated by prior art;

2)  MedImmune did not breach its obligations under its license agreement with PDL by failing to pay royalties on sales of Synagis by its exclusive ex-US distributor, Abbott;

3)  MedImmune is not entitled to recoup from PDL royalties on sales of Synagis that MedImmune paid based on European patent rights that were ultimately revoked; and

4)  A jury must decide on PDL’s claim that MedImmune breached its license agreement by demanding that PDL consent to commercially unreasonable and contractually insupportable conditions to permit an audit of sales and revenue associated with Synagis by an independent accountant.

A jury trial that had been scheduled to commence in January of 2011 was previously postponed by the court in December 2010.  A new trial date is expected to be set shortly.

In the event that MedImmune prevails on its most favored licensee claim in the litigation, the Company expects that MedImmune will request the court to order PDL to repay some or all of the royalty payments previously made to PDL under MedImmune’s license to the Queen et al. patents.  MedImmune has paid PDL more than $280 million in royalties under the MedImmune agreement from 1998 through the end of 2009.   MedImmune did not pay PDL royalties in 2010.  PDL has previously disclosed revenue guidance for the full year ended December 31, 2010 of $345 million which does not include any revenues from MedImmune.

About PDL BioPharma
PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. PDL is focused on maximizing the value of its antibody humanization patents and related assets. The Company receives royalties on sales of a number of humanized antibody products marketed by leading pharmaceutical and biotechnology companies today based on patents which expire in late 2014. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-looking Statements
This press release contains forward-looking statements. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

•	The expected rate of growth in royalty-bearing product sales by PDL’s existing licensees;
•	The relative mix of royalty-bearing Genentech products manufactured and sold outside the U.S. versus made or sold in the U.S.;
•	The ability of our licensees to receive regulatory approvals to market and launch new royalty-bearing products and whether such products, if launched, will be commercially successful;
•	Changes in any of the other assumptions on which PDL’s projected royalty revenues are based;

•	The outcome of pending litigation or disputes;

•	The change in foreign currency exchange rate; and
•	The failure of licensees to comply with existing license agreements, including any failure to pay royalties due.

Other factors that may cause PDL's actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in PDL's filings with the SEC, including the "Risk Factors" sections of its annual and quarterly reports filed with the SEC. Copies of PDL's filings with the SEC may be obtained at the "Investors" section of PDL's website at www.pdl.com. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

###